EXHIBIT 4.2

                    AMENDMENT dated as of July 10, 1997, to the Rights
               Agreement dated as of March 15, 1995 (the "Rights
               Agreement"), between READING & BATES CORPORATION (the "Company") and AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent (the "Rights Agent").

          Pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the following actions are hereby taken:

          Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Notwithstanding anything in this Rights Agreement to the contrary, none of R&B Falcon Corporation, Falcon Drilling Company, Inc. or any subsidiary of either shall be deemed to be an Acquiring Person solely by virtue of (i) the announcement of the R&B Merger (as such term is defined in the Merger Agreement),
          (ii) the acquisition of Common Shares of the Company pursuant to the R&B Merger or the R&B Stock Option Agreement, (iii) the execution of the Merger Agreement or the R&B Stock Option Agreement or (iv) the consummation of the R&B Merger or of the other transactions contemplated in the Merger Agreement or the R&B Stock Option Agreement."

          (b) The following definitions shall be added to Section 1 of the Rights Agreement:

               "(o) "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of July 10, 1997 among R&B Falcon Corporation, FDC Acquisition Corp., Reading & Bates Acquisition Corp., Falcon Drilling Company, Inc. and the Company."

               "(p) "R&B Stock Option Agreement" shall mean the R&B Stock Option Agreement dated as of July 10, 1997 between the Company and Falcon Drilling Company, Inc."

          (c) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the announcement of the R&B Merger, (ii) the acquisition of Common Shares of the Company pursuant to the R&B Merger or the R&B Stock Option Agreement,
          (iii) the execution of the Merger Agreement or the R&B Stock Option Agreement or (iv) the consummation of the R&B Merger or of the other transactions contemplated in the Merger Agreement or the R&B Stock Option Agreement."

          (d) Clause (i) of Section 7(a) of the Rights Agreement is amended to read as follows:

               "(i) the earlier of (x) the Close of Business on March 31, 2005 or (y) the Effective Time (as such term is defined in the Merger Agreement) (the "Final Expiration Date"),".

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.


          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                             READING & BATES CORPORATION,


                              by:   /s/ Paul B. Loyd, Jr.
                                    ---------------------
                                Name:   Paul B. Loyd, Jr.
                                Title:  Chairman and Chief
`                                        Executive Officer

                             AMERICAN STOCK  TRANSFER & TRUST
                             COMPANY, as Rights Agent,

                              by:   /s/ Herbert J. Lemmer
                                    ---------------------
                                Name:   Herbert J. Lemmer
                                Title:  Vice President